C.H. Robinson Worldwide, Inc.

14701 Charlson Road

Eden Prairie, Minnesota 55347

Chad Lindbloom, senior vice president and chief financial officer (952) 937-7779

Angie Freeman, investor relations (952) 937-7847

FOR IMMEDIATE RELEASE

C.H. ROBINSON REPORTS THIRD QUARTER RESULTS

MINNEAPOLIS, October 21, 2008 - C.H. Robinson Worldwide, Inc. ("C.H. Robinson") (NASDAQ: CHRW), today reported financial results for the quarter ended September 30, 2008.

Summarized financial results for the quarter ended September 30 are as follows (dollars in thousands, except per share data):

	Three months ended September 30,			Nine months ended September 30,
	2008	2007	% Change	2008	2007	% Change

Gross revenues	$2,316,593	$1,865,150	24.2%	$6,623,511	$5,364,201	23.5%
Gross profits	351,588	313,196	12.3%	1,030,803	921,024	11.9%
Operating income	148,619	131,828	12.7%	429,202	376,811	13.9%
Net income	93,560	83,743	11.7%	270,296	239,007	13.1%
Diluted EPS	$ 0.54	$ 0.48	12.5%	$ 1.56	$ 1.37	13.9%

Total Transportation gross profits increased 12.2 percent to $310.4 million in the third quarter of 2008 from $276.6 million in the third quarter of 2007. Our Transportation gross profit margin decreased to 15.9 percent in 2008 from 18.0 percent in 2007 due to gross profit margin declines in several of our transportation businesses.

Our truck gross profits consist of truckload and less-than-truckload ("LTL") services. Our truck gross profit growth of 9.9 percent in the third quarter of 2008 was driven by volume growth, offset by declines in our truckload gross profit margins. Our truckload volumes increased approximately 9 percent. Including fuel, our truckload rates increased approximately 17 percent; excluding estimated impacts of fuel, underlying linehaul rates increased approximately 3 percent. Our truckload gross profit margins declined primarily due to higher fuel prices. In addition, our cost of capacity increased. Our LTL shipment volumes increased approximately 18 percent. Our LTL gross profit margins were consistent with the third quarter of 2007.

Our intermodal gross profit increase of 20.8 percent in the third quarter was driven by volume growth, offset slightly by a decline in gross profit margins. Our gross profit margin decline was due to increased fuel prices.

Our ocean transportation gross profits increased 48.5 percent in the third quarter of 2008 driven by volume and margin expansion. Our previously disclosed acquisition of Transera International Holdings Ltd. ("Transera") on August 1, 2008, contributed approximately 20 percent to the overall increase.

Our air transportation gross profit growth of 22.9 percent in the third quarter of 2008 was driven by volumes and increased margins. Our previously disclosed acquisition of Transera contributed approximately 11 percent to the overall increase.

Miscellaneous transportation gross profits consist primarily of transportation management fees and customs brokerage fees. The increase of 9.5 percent in the third quarter was driven primarily by volume growth in transportation management.

For the third quarter, Sourcing gross profits increased 13.3 percent to $28.2 million in 2008 from $24.9 million in 2007. This increase was driven primarily by changes in produce prices and product mix, including a shift toward higher cost specialized and valued added products. Our gross margins increased slightly to 8.1 percent in 2008 compared to 7.9 percent in 2007.

Our Information Services gross profits grew 10.6 percent in the third quarter of 2008. Our growth was driven by volume growth in our fleet card, cash advance services products, and our carrier compliance services.  We also continued to benefit from the price of fuel as some of our merchant fees are based on a percentage of the total sale amount.

For the third quarter, operating expenses increased 11.9 percent to $203.0 million in 2008 from $181.4 million in 2007. This was due to an increase of 8.4 percent in personnel expenses and an increase of 23.9 percent in selling, general, and administrative expenses.

As a percentage of gross profits, total operating expenses decreased slightly to 57.7 percent in the third quarter of 2008 from 57.9 percent in the third quarter of 2007. This decrease was due to a decline in personnel expenses as a percentage of gross profits from 44.9 percent to 43.3 percent, offset partially by an increase in our selling, general, and administrative expenses as a percentage of gross profits. Expenses related to our restricted stock program and various other incentive plans are variable, based on growth in our earnings. Our slower earnings growth in the third quarter of 2008 compared to the third quarter of 2007 resulted in a decrease in expense related to some of these incentives plans. This contributed to our personnel expenses growing slower than our gross profits.

The increase in our selling, general, and administrative expenses was driven by several expense categories, including occupancy and provision for doubtful accounts.

Founded in 1905, C.H. Robinson Worldwide, Inc., is one of the largest non-asset based third party logistics companies in the world. C.H. Robinson is a global provider of multimodal transportation services and logistics solutions, currently serving over 29,000 customers through a network of 224 offices in North America, South America, Europe, and Asia. C.H. Robinson maintains one of the largest networks of motor carrier capacity in North America and works with approximately 48,000 carriers worldwide.

Except for the historical information contained herein, the matters set forth in this release are forward-looking statements that represent our expectations, beliefs, intentions or strategies concerning future events. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our historical experience or our present expectations, including, but not limited to such factors as market demand and pressures on the pricing for our services; competition and growth rates within the third-party logistics industry; freight levels and availability of truck capacity or alternative means of transporting freight, and changes in relationships with existing truck, rail, ocean and air carriers; changes in our customer base due to possible consolidation among our customers; our ability to integrate the operations of acquired companies with our historic operations successfully; risks associated with litigation and insurance coverage; risks associated with operations outside of the U.S.; risks associated with the potential impacts of changes in government regulations; risks associated with the produce industry, including food safety and contamination issues; changing economic conditions such as general economic slowdown, decreased consumer confidence, fuel shortages and the impact of war on the economy; and other risks and uncertainties detailed in our Annual and Quarterly Reports.

Conference Call Information:

C.H. Robinson Worldwide Third Quarter 2008 Earnings Conference Call

Tuesday, October 21, 2008 5:00 p.m. Eastern time

Live webcast available through Investor Relations link at www.chrobinson.com

Telephone access: 800-218-0204

Webcast replay available through November 5, 2008; Investor Relations link at www.chrobinson.com

Telephone audio replay available until 12:59 a.m. Eastern Time on October 24, 2008: 800-405-2236;

passcode: 11119775#
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(unaudited)
(In thousands, except per share data)

	Three months ended September 30,		Nine months ended September 30,
	2008	2007	2008	2007
Gross Revenues:
Transportation	$ 1,953,555	$ 1,537,660	$ 5,522,521	$4,349,251
Sourcing	350,060	315,755	1,062,290	981,114
Information Services	12,978	11,735	38,700	33,836
Total gross revenues	2,316,593	1,865,150	6,623,511	5,364,201
Gross Profits:
Transportation
Truck	262,500	238,804	774,027	700,835
Intermodal	11,952	9,891	31,830	29,461
Ocean	17,164	11,561	43,453	31,606
Air	8,474	6,896	26,235	21,954
Miscellaneous	10,297	9,402	30,997	26,213
Total transportation	310,387	276,554	906,542	810,069
Sourcing	28,223	24,907	85,561	77,119
Information Services	12,978	11,735	38,700	33,836
Total gross profits	351,588	313,196	1,030,803	921,024

Operating costs and expenses:
Personnel expenses	152,331	140,493	452,606	423,500
Selling, general, and administrative expenses	50,638	40,875	148,995	120,713
Total operating expenses	202,969	181,368	601,601	544,213
Income from operations	148,619	131,828	429,202	376,811

Investment and other income	1,595	3,467	5,778	10,493

Income before provision for income taxes	150,214	135,295	434,980	387,304
Provision for income taxes	56,654	51,552	164,684	148,297
Net income	$ 93,560	$ 83,743	$ 270,296	$ 239,007

Net income per share (basic)	$ 0.55	$ 0.49	$ 1.60	$ 1.40
Net income per share (diluted)	$ 0.54	$ 0.48	$ 1.56	$ 1.37
Weighted average shares outstanding (basic)	168,864	170,274	169,432	170,798
Weighted average shares outstanding (diluted)	172,446	173,349	173,236	174,020

CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited)
(In thousands)

	September 30, 2008	December 31, 2007

Assets
Current assets:
Cash and cash equivalents	$ 311,917	$ 338,885
Available-for-sale securities	2,990	115,842
Receivables, net	1,117,965	911,780
Other current assets	23,773	22,649
Total current assets	1,456,645	1,389,156

Property and equipment, net	101,752	101,665
Intangible and other assets	364,227	320,486
	$ 1,922,624	$ 1,811,307

Liabilities and stockholders' investment
Current liabilities:
Accounts payable and outstanding checks	$ 695,700	$ 618,195
Accrued compensation	79,131	101,926
Other accrued expenses	35,251	37,498
Total current liabilities	810,082	757,619

Long term liabilities	11,831	11,439
Total liabilities	821,913	769,058

Total stockholders' investment	1,100,711	1,042,249
	$ 1,922,624	$ 1,811,307

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS (unaudited) (In thousands, except operational data)
	Nine months ended September 30,

	2008	2007
Operating activities:
Net income	$ 270,296	$ 239,007
Stock-based compensation	16,562	32,323
Depreciation and amortization	23,198	20,065
Provision for doubtful accounts	9,982	5,121
Other non-cash expenses, net	4,810	(5,982)
Net changes in operating elements	(149,517)	(110,856)
Net cash provided by operating activities	175,331	179,678

Investing activities:
Net property additions	(16,108)	(31,928)
Cash paid for acquisitions, net	(59,696)	(22,220)
Purchases of available-for-sale securities	(136,954)	(144,473)
Sales/maturities of available-for-sale securities	250,489	141,407
Other assets, net	677	(48)
Net cash provide by (used for) investing activities	38,408	(57,262)

Financing activities:
Repayment of acquired line of credit	(9,383)	-
Net repurchases of common stock	(130,477)	(107,572)
Excess tax benefit from stock based compensation plans	9,802	12,596
Cash dividends	(113,477)	(94,016)
Net cash used for financing activities	(243,535)	(188,992)
Effect of exchange rates on cash	2,828	(259)

Net change in cash and cash equivalents	(26,968)	(66,835)
Cash and cash equivalents, beginning of period	338,885	348,592
Cash and cash equivalents, end of period	$ 311,917	$ 281,757

	As of September 30
	2008	2007
Operational Data:
Employees	7,966	7,149
Branches	224	218

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